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                                                                  Exhibit 99.C1




                                                                   May 27, 1998



PaineWebber Incorporated
1200 Harbor Boulevard
Weehawken, New Jersey  07087

The Chase Manhattan Bank
4 New York Plaza
New York, New York 10004


Ladies & Gentlemen:

         As counsel for PaineWebber Incorporated (the "Depositor"), we have examined an executed copy of the Trust Indenture and Agreement dated as of May 27, 1998 (the "Indenture") and Standard Terms and Conditions of Trust, dated as of May 1, 1998 (the "Agreement"), both between the Depositor, and The Chase Manhattan Bank as Trustee. The Indenture established a trust called The PaineWebber Equity Trust, REIT Series 1 (the "Trust") into which the Depositor deposited certain stocks (the "Securities"), and moneys to be held by the Trustee upon the terms and conditions set forth in the Indenture and Agreement. Under the Indenture, units were issued on the Initial Date of Deposit representing units of fractional undivided interest in the Trust (the "Units").

         Based upon the foregoing and upon an examination of such other documents and an investigation of such other pertinent records and documents and matters of law as we have deemed necessary, we are of the opinion that, under existing statutes and decisions:

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         1. The Trust is not an association taxable as a corporation for
Federal income tax purposes. Under the Internal Revenue Code of 1986, as amended (the "Code"), each Unitholder will be treated as the owner of a pro rata portion of the Trust, and income of the Trust will be treated as income of the Unitholder.

         2. Each Unitholder will have a taxable event when the Trust disposes of a Security (whether by sale, exchange or payment at maturity) or when the Unitholder redeems or sells its Unit or redeems its Unit for cash. For purposes of determining gain or loss, the total tax cost of each Unit to a Unitholder is allocated among each of the Securities, in accordance with the proportion of the Trust comprised by each Security, to determine the Unitholder's per Unit tax cost for each Security.

         3. The Trust is not an association taxable as a corporation for New York State income tax purposes. Under New York State Law, each Unitholder will be treated as the owner of a pro rata portion of the Trust, and the income of the Trust will be treated as income of the Unitholders.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-38255) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                            Very truly yours,



                                            CARTER, LEDYARD & MILBURN





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